UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         FORM 3 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person
     Plamondon, III, William N
     4020 E. Indian School Rd.
     Phoenix, Arizona  85018

2.   Date of Event Requiring Statement (Month/Day/Year)
     10/22/2001

3.   I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol Ugly Duckling Corporation
     (UGLY)

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X] Director                   [ ] 10% Owner
     [ ] Officer (give title below) [ ] Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------

1)Title of Security                                          2)Amount of         3)  4) Nature of
                                                               Securities          D    Indirect
                                                               Beneficially       or    Beneficial
                                                               Owned               I    Ownership
-----------------------------------------------------------------------------------------------------

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2) Date Exercisable  3)Title and Amount of                   4)Conver-  5) Ownership 6) Nature of
                                   and Expiration Date Securities Underlying                   sion or     Form of      Indirect
                                  (Month/Day/Year)     Derivative Security                     exercise    Derivative   Beneficial
                                                                                               price of    Security     Ownership
                                  Date      Expira-                                Amount or   Deri-       Direct(D)
                                  Exer-     tion                                   Number of   vative      or
                                  cisable   Date       Title                        Shares     Security    Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

Power of Attorney is included and made a part of this filing.

SIGNATURE OF REPORTING PERSON
 By: /S/
     ---------------------------------------------------------------------------
       Jon D. Ehlinger
For:   William N. Plamondon, III
DATE   10/31/01